Exhibit 99.1
Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211
News Release

Media Contact:	Lauren C. Steele VP — Corporate Affairs 704-557-4551

Investor Contact:	James E. Harris Senior VP — CFO 704-557-4582

FOR IMMEDIATE RELEASE	Symbol: COKE
May 12, 2010	Quoted: The NASDAQ Stock Market (Global Select Market)
Coca-Cola Bottling Co. Consolidated Reports
First Quarter 2010 Results
CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) today announced it earned $4.7 million, or basic net income per share of $.51, on net sales of $347.5 million for the first quarter of 2010, compared to net income of $8.5 million, or basic net income per share of $.93, on net sales of $336.3 million for the first quarter of 2009. The results for the first quarter of 2010 included $0.1 million of mark-to-market gains (both on a pre-tax and after-tax basis) due to the Company’s fuel and aluminum hedging programs and a $0.5 million increase in income tax expense due to the change in tax law eliminating the tax deduction once available for Medicare Part D subsidies. The results for the first quarter of 2009 included $1.3 million of after-tax gains ($2.1 million on a pre-tax basis) due to the fuel and aluminum hedging programs and a $1.7 million decrease in income tax expense due to the settlement of prior tax positions with a state tax authority.
On a comparable basis, the Company earned $5.0 million in the first quarter of 2010, or comparable basic net income per share of $.55, versus $5.7 million in the first quarter of 2009, or comparable basic net income per share of $.63. The following table reconciles reported GAAP net income and comparable net income and basic net income per share for the first quarter of 2010 and 2009:

	First Quarter
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2010	2009	2010	2009
Reported net income (GAAP)	$4,660	$8,531	$0.51	$0.93

Net gain on fuel & aluminum hedges, net of tax	(68)	(1,282)	(0.01)	(0.14)
Impact of change in tax law regarding Medicare Part D subsidy	464	—	0.05	—
Change in uncertain tax positions due to settlement of prior tax positions with a state taxing authority	—	(1,686)	—	(0.18)
Other income tax changes	(35)	184	(0.00)	0.02

Total	361	(2,784)	0.04	(0.30)

Comparable net income (a)	$5,021	$5,747	$0.55	$0.63

(a)	This non-GAAP financial information is provided to allow investors to more clearly evaluate operating performance and business trends for the first quarters of 2010 and 2009. Management uses this information to review results excluding items that are not necessarily indicative of ongoing results.
J. Frank Harrison, III, Chairman and CEO, said, “2009 was a challenging year for our Company, our industry and the entire U.S. economy. These challenges continued as 2010 began; however, we saw signs of improved consumer confidence with a strong performance in March in our future consumption, convenience and on premise business. Our employees are executing our strategies and business plans and we believe we are making excellent progress in the market. We continue to watch the overall economy with particular emphasis on unemployment trends and raw material prices. Despite our first quarter results being down slightly, we are optimistic about the remainder of 2010.”
William B. Elmore, President and COO, added, “Even though our franchise territory is experiencing high unemployment rates, we do see signs of optimism in our local economies. While commodity prices have been on the rise, our Company has done an outstanding job of cost management while exploring and capitalizing on opportunities for increased sales and gross margin. Our sparkling beverage portfolio is performing very strongly and we are responding to the preferences of our consumers with the appealing brands and package offerings of The Coca-Cola Company.”

Cautionary Information Regarding Forward-Looking Statements
Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements regarding our belief that we anticipate more challenges in 2010, we are optimistic about the remainder of 2010, and we see signs of optimism in our local economies.
These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans, and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in public and consumer preferences related to nonalcoholic beverages; unfavorable changes in the general economy; miscalculation of our need for infrastructure investment; our inability to meet requirements under bottling contracts; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident costs; sustained increases in the cost of employee benefits; product liability claims or product recalls; technology failures; changes in interest rates; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes effecting our distribution and packaging; additional taxes resulting from tax audits; natural disasters and unfavorable weather; issues surrounding labor relations; recent bottler litigation; our use of estimates and assumptions; public policy challenges regarding the sale of soft drinks in schools; the impact of recent volatility in the financial markets to access the credit markets; legislative changes that could affect distribution and packaging; the impact of recently announced and completed acquisitions of bottlers by their franchisors; obesity and other health concerns may reduce demand for the Company’s products; global climate change or legal, regulatory or market response to such change; ability to change distribution methods and business practices could be negatively affected by bottler disputes; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended January 3, 2010 under Part I, Item 1A “Risk Factors” as well as those additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.
—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
In Thousands (Except Per Share Data)

	First Quarter
	2010	2009
Net sales	$347,498	$336,261
Cost of sales	200,795	189,132

Gross margin	146,703	147,129
Selling, delivery and administrative expenses	129,044	125,988

Income from operations	17,659	21,141
Interest expense	8,810	9,258

Income before income taxes	8,849	11,883
Income taxes	3,714	3,060

Net income	5,135	8,823
Less: Net income attributable to the noncontrolling interest	475	292

Net income attributable to Coca-Cola Bottling Co. Consolidated	$4,660	$8,531

Basic net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$0.51	$0.93

Weighted average number of Common Stock shares outstanding	7,141	6,857

Class B Common Stock	$0.51	$0.93

Weighted average number of Class B Common Stock shares outstanding	2,029	2,306

Diluted net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$0.51	$0.93

Weighted average number of Common Stock shares outstanding — assuming dilution	9,210	9,174

Class B Common Stock	$0.50	$0.93

Weighted average number of Class B Common Stock shares outstanding — assuming dilution	2,069	2,317